Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REPORTS STRONG FISCAL 2015 THIRD-QUARTER

FINANCIAL RESULTS

—Company Records Net Sales of $99 Million, EPS of $0.97;

Raises Guidance for Fiscal 2015—

Philadelphia, PA — May 6, 2015 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2015 third quarter ended March 31, 2015.

For the fiscal 2015 third quarter, net sales rose 24% to $99.4 million from $80.0 million in last year’s third quarter.  Gross profit increased 35% to $75.6 million, or 76% of net sales, from $56.1 million, or 70% of net sales.  Research and development (R&D) expenses decreased to $9.2 million from $10.6 million for the fiscal 2014 third quarter.  Selling, general and administrative (SG&A) expenses were $12.2 million, compared with $9.6 million.  Operating income grew 51% to $54.3 million from $36.0 million.  Net income attributable to Lannett Company increased 58% to $36.2 million, or $0.97 per diluted share, from $23.0 million, or $0.63 per diluted share, for the prior year third quarter.

“We have now reported thirteen consecutive quarters in which net sales and adjusted EPS exceeded the comparable prior-year period,” said Arthur Bedrosian, chief executive officer of Lannett.  “Our third quarter performance reflects higher sales and gross margin across a number of product categories, partially offset by lower sales of our cardiovascular products, which as expected faced new entrants in the market.  With our strong third quarter and outlook for a solid fourth quarter, we have raised our fiscal 2015 full-year guidance.”

For the first nine months of fiscal 2015, net sales rose 59% to $307.6 million from $193.2 million in the comparable prior-year period.  Gross profit was $234.4 million, or 76% of net sales.  This compares with gross profit for the first nine months of fiscal 2014 of $98.5 million, or 51% of net sales, which included a non-recurring pre-tax charge of $20.1 million related to the contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP).  Excluding the JSP contract renewal charge, gross profit was $118.6 million, or 61% of net sales.  R&D expenses increased to $23.4 million from $21.1 million.  SG&A expenses were $35.6 million, compared with $26.6 million.  Operating income was $175.5 million compared with $50.7 million for the first nine months of the prior year.  Excluding the JSP contract renewal charge, operating income for the prior-year period was $70.8 million.  Net income attributable to Lannett Company was $116.0 million, or $3.13 per diluted share, compared with $33.6 million, or $0.97 per diluted share, for the first nine months of fiscal 2014.  Adjusted net income, which excludes the impact of the JSP contract renewal charge equal to $12.6 million after-tax, was $46.2 million, or $1.34 per diluted share, in the first nine months of fiscal 2014.

Guidance for Fiscal 2015

Based on Lannett’s current outlook, the company raised its financial guidance for the fiscal 2015 full year as follows:

•                  Net sales in the range of $403 million to $408 million, up from previous guidance of $395 million to $405 million;

•                  Gross margin as a percentage of net sales of approximately 75% to 76%, up from 74% to 75%;

•                  R&D expense in the range of $30 million to $31 million, up from previous guidance of $29 million to $31 million;

•                  SG&A expense ranging from $51 million to $52 million, up from $47 million to $49 million;

•                  The full year effective tax rate to be in the range of 34% to 35%, unchanged from previous guidance; and

•                  Capital expenditures in fiscal 2015 in the range of $30 million to $35 million, which includes $4 million to continue the partial fit-out of two buildings recently acquired by the company, revised from previous guidance of $40 million to $50 million.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2015 third quarter ended March 31, 2015.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 39586832.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2015, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2015	2014	2015	2014

Net sales	$99,352	$79,997	$307,561	$193,152
Cost of sales	23,714	23,865	73,155	74,572
JSP contract renewal cost	—	—	—	20,100
Gross profit	75,638	56,132	234,406	98,480
Operating expenses:
Research and development	9,159	10,583	23,358	21,113
Selling, general, and administrative	12,204	9,560	35,579	26,629
Total operating expenses	21,363	20,143	58,937	47,742
Operating income	54,275	35,989	175,469	50,738
Other income (loss):
Foreign currency gain (loss)	(21)	1	(21)	1
Gain (loss) on sale of assets	(5)	—	15	(55)
Gain (loss) on investment securities	(103)	200	592	1,765
Interest and dividend income	95	109	303	204
Interest expense	(8)	(13)	(119)	(117)
Other	—	—	—	(87)
Total other income (loss)	(42)	297	770	1,711
Income before income tax	54,233	36,286	176,239	52,449
Income tax expense	17,973	13,280	60,208	18,838
Net income	36,260	23,006	116,031	33,611
Less: Net income attributable to noncontrolling interest	27	11	55	45
Net income attributable to Lannett Company, Inc.	$36,233	$22,995	$115,976	$33,566

Earnings per common share attributable to Lannett Company, Inc.
Basic	$1.01	$0.66	$3.25	$1.01
Diluted	$0.97	$0.63	$3.13	$0.97

Weighted average common shares outstanding:
Basic	35,880,954	35,025,968	35,715,061	33,082,460
Diluted	37,210,138	36,769,593	37,082,138	34,586,007

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	March 31, 2015	June 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$208,772	$105,587
Investment securities	16,614	40,693
Accounts receivable, net	79,715	61,325
Inventories, net	42,474	44,844
Prepaid income taxes	4,604	—
Deferred tax assets	11,894	11,265
Other current assets	3,157	1,833
Total current assets	367,230	265,547
Property, plant and equipment, net	80,265	61,704
Intangible assets, net	1,166	927
Deferred tax assets	12,777	14,234
Other assets	1,638	361
TOTAL ASSETS	$463,076	$342,773

LIABILITIES
Current liabilities:
Accounts payable	$16,994	$20,982
Accrued expenses	3,843	3,901
Accrued payroll and payroll-related expenses	8,062	12,860
Rebates payable	5,889	4,558
Income taxes payable	—	4,569
Current portion of long-term debt	134	129
Total current liabilities	34,922	46,999
Long-term debt, less current portion	908	1,009
TOTAL LIABILITIES	35,830	48,008
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 100,000,000 shares authorized; 36,651,983 and 36,088,272 shares issued; 36,134,991, and 35,571,280 shares outstanding at March 31, 2015 and June 30, 2014, respectively)	37	36
Additional paid-in capital	233,488	216,793
Retained earnings	199,630	83,654
Accumulated other comprehensive loss	(285)	(54)
Treasury stock (516,992 shares at March 31, 2015 and June 30, 2014)	(5,959)	(5,959)
Total Lannett Company, Inc. stockholders’ equity	426,911	294,470
Noncontrolling interest	335	295
Total stockholders’ equity	427,246	294,765
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$463,076	$342,773